                                                                  EXHIBIT 10.7.1

                                GUARANTY OF LEASE

      This Guaranty of Lease (this "Guaranty"), dated as of January 28, 2004, is made by Brookdale Living Communities, Inc., a Delaware corporation (together with any entity succeeding thereto by consolidation, merger or acquisition of its assets substantially as an entirety, "Guarantor") for the benefit of the parties identified as Landlord on Schedule B, attached hereto and made a part hereof (herein together with their respective successors and assigns as owners of the properties hereinafter described, called "Landlord").

      Landlord is simultaneously herewith acquiring a fee simple interest in the parcels of land described on Exhibit A, attached hereto and made a part hereof, and the improvements located on said land (each a "Property" and, collectively, the "Properties") and leasing the Properties to the entities identified as Tenant on Schedule B, attached hereto and made a part hereof (each a "Tenant" and, collectively, the "Tenants"), pursuant to those certain leases identified on Schedule B, attached hereto and made a part hereof (each a "Lease" and, collectively, the "Leases"). Initially capitalized terms used but not defined herein shall have the meaning ascribed to such term in the Leases. Landlord is unwilling to acquire the Properties or enter into the Leases unless Guarantor enters into this agreement. Guarantor directly or indirectly owns all the stock, partnership interests or membership interests, as the case may be, of each Tenant. The acquisition by Landlord of the Properties and the lease of the Properties to Tenants is of direct benefit to Guarantor. This Guaranty reasonably may be expected to benefit, directly or indirectly, Guarantor.

      NOW, THEREFORE, in consideration of $10 and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Guarantor, intending to be legally bound, covenants and agrees with Landlord as follows:

            1. Guarantor unconditionally and irrevocably guarantees to Landlord that (a) all Rent and all other sums due under the Leases, whether due by acceleration or otherwise, including costs and expenses of collection (collectively, the "Monetary Obligations") will be promptly paid in full when due, in accordance with the provisions of the Leases and (b) each Tenant will perform and observe each and every covenant, agreement, term and condition of such Tenant in the applicable Lease (the "Performance Obligations" and together with the Monetary Obligations, the "Guaranteed Obligations"). If for any reason any Monetary Obligations shall not be paid promptly when due after receipt of required notice to the applicable Tenant under the applicable Lease, if any, and after the expiration of any applicable grace period therefor, if any, Guarantor shall, immediately upon demand, pay the same to Landlord with interest and penalty due thereon, if any, as stated in the applicable Lease. In addition to the foregoing, Guarantor hereby becomes surety to Landlord for the due and punctual payment and performance of the Guaranteed Obligations, and, to the extent permitted by law, Guarantor hereby waives all defenses that may be available to Guarantor as a surety and guarantor other than the defenses of payment of the Monetary Obligations and performance of the Performance Obligations.

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            2. Landlord may enforce this Guaranty without first having recourse against any Tenant or exhausting its rights or remedies under any Lease; provided, that nothing herein shall prohibit Landlord from exercising its rights against each of Guarantor and any Tenant simultaneously. This Guaranty and the obligations of Guarantor hereunder are present, primary, direct, continuing, unconditional, irrevocable and absolute. This Guaranty is a guaranty of payment and performance and not of collection.

            3. Guarantor represents, warrants and covenants to Landlord that (a) all reports, statements (financial or otherwise), certificates and other data furnished by Guarantor to Landlord in connection with this Guaranty (except for the environmental reports, the property condition reports and the appraisals), are true and correct in all material respects, do not omit to state any material fact or circumstance necessary to make the statement contained therein not misleading and fairly represent the financial condition of Guarantor as of the respective date thereof, and no material adverse change has occurred in the financial condition of Guarantor since the date of the most recent of such financial statements; (b) Guarantor has derived or expect to derive financial and other advantages and benefits, directly or indirectly, from the making of this Guaranty and the Guaranteed Obligations; (c) no representations or agreements of any kind have been made to Guarantor that would limit or qualify in way the terms of this Guaranty; (d) Landlord has made no representation to Guarantor as to the creditworthiness of any Tenant; (e) Guarantor has established adequate means of obtaining from each Tenant on a continuing basis information regarding such Tenant's financial condition; (f) Guarantor will keep adequately informed of any facts, events or circumstances that might in any way affect Guarantor's risks under this Guaranty; (g) Landlord shall have no obligation to disclose to Guarantor any information or documents (financial or otherwise) heretofore or hereafter acquired by Landlord in the course of its relationship with any Tenant; (h) there shall be no conveyance, sale, assignment, transfer, pledge, hypothecation, encumbrance or other disposition (collectively, a "Disposition") of the direct or indirect interests in Guarantor on or subsequent to the date of this Guaranty such that after such Disposition any Person, together with its Affiliates, owns or controls, directly or indirectly, in the aggregate more than fifty percent (50%) of the beneficial ownership interests of Guarantor or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of Guarantor, whether through the ability to exercise voting power, by contract or otherwise (a "Change of Control"), unless (1) immediately following such Change of Control, Guarantor has a net worth equal to or greater than $250,000,000 (or such lesser amount (but no less than $100,000,000) as may be permitted under
Section 16 hereof provided Guarantor has deposited with Landlord the required Net Worth Deposit pursuant to Section 16); (2) there is no then-existing monetary "Event of Default" under, and as defined in, the Lease; and (3) such Change of Control would not otherwise result in a default or "Event of Default" under, and as defined in, the Lease, this Guaranty or the Property Management Contract; (i) Guarantor shall not merge or consolidate will any other Person or sell all or substantially all or its assets to any other Person on or subsequent to the date of this Guaranty, unless (1) immediately following such merger, consolidation or sale, Guarantor has a net worth equal to or greater than $250,000,000 (or such lesser amount (but no less than $100,000,000) as may be permitted under Section 16 hereof provided Guarantor has deposited with Landlord the required Net Worth Deposit pursuant to Section 16); (2) there is no then-

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existing monetary "Event of Default" under, and as defined in, the Lease; and
(3) such merger, consolidation or sale would not otherwise result in a default or "Event of Default" under, and as defined in, the Lease, this Guaranty or the Property Management Contract; (j) Guarantor is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware;
(k) Guarantor has the power and authority to execute, deliver and perform this Guaranty and to incur the obligations herein provided for; (l) Guarantor has taken all requisite actions necessary to authorize the execution, deliver and performance of this Guaranty; (m) this Guaranty constitutes a legal, valid and binding obligation of Guarantor enforceable in accordance with its terms, subject to (1) applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors' rights generally and (2) general principles of equity; (n) the execution, delivery and performance of this Guaranty will not require any consent, approval, authorization, order or declaration of or filing or registration with any court, any Governmental Authority or any other Person; (o) the execution, delivery and performance of this Guaranty do not and will not conflict with, and do not and will not result in a breach of, any organizational document of Guarantor or any order, writ, injunction, decree, statute, rule or regulation applicable to Guarantor; (p) Guarantor is an Affiliate of each Tenant; and (q) there is no litigation pending or, to the knowledge of Guarantor, threatened against Guarantor that has not been disclosed in writing to Landlord and which, if adversely determined, could reasonably be expected to have a material adverse effect on the ability of Guarantor to perform its obligations under this Guaranty.

            4. The obligations, covenants, agreements and duties of Guarantor under this Guaranty shall in no way be discharged, affected or impaired by any of the following and Landlord may at any time and from time to time, with or without consideration, without prejudice to any claim against Guarantor hereunder, without in any way changing, releasing or discharging Guarantor from its liabilities and obligations hereunder and without notice to or the consent of Guarantor, waive, release or consent to any of the following:

                  (a) the waiver by Landlord of the performance or observance by any Tenant or any other party of any of the agreements, covenants, terms or conditions contained in any Lease;

                  (b) the extension, in whole or in part, of the time for payment by any Tenant of any sums owing or payable under any Lease, or of any other sums or obligations under or arising out of or on account of any Lease, or the renewal or extension of any Lease;

                  (c) any sublease of any or all of any Property by the applicable Tenant to any other person;

                  (d) any assumption by any person of any or all of any Tenant's obligations under, or any Tenant's assignment of any or all of its interest in, the applicable Lease;

                  (e) the waiver or release or modification or amendment (whether material or otherwise) of any provision of any Lease;

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                  (f) any failure, omission or delay on the part of Landlord to enforce, assert or exercise any right, power or remedy conferred on or available to Landlord in or by the Leases or this Guaranty, or any action on the part of Landlord granting indulgence or extension in any form whatsoever;

                  (g) the voluntary or involuntary liquidation, dissolution, sale of all or substantially all of the assets, marshaling of assets and liabilities, receivership, conservatorship, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization or other similar proceeding affecting Landlord, any Tenant or Guarantor or any of their assets or any impairment, modification, release or limitation of liability of Landlord, any Tenant or Guarantor or any of their estates in bankruptcy or of any remedy for the enforcement of such liability resulting from the operation of any present or future provision of the U.S. Bankruptcy Code or other similar statute of any other state or nation or from the decision of any court;

                  (h) the release of any Tenant from the performance or observance of any of the agreements, covenants, terms or conditions contained in the applicable Lease by operation of law;

                  (i) the power or authority or lack thereof of any Tenant to execute, acknowledge or deliver the applicable Lease

                  (j) the legality, validity or invalidity of any Lease;

                  (k) the existence or non-existence of any Tenant as a legal entity or the existence or non-existence of any corporate or other business relationship between any Tenant and Guarantor;

                  (l) any sale or assignment by a Landlord of this Guaranty and/or any Lease (including any assignment by Landlord to any mortgagee);

                  (m) any default by Guarantor under this Guaranty or any right of setoff, counterclaim or defense (other than payment in full of the Monetary Obligations in accordance with the terms of any Lease) that Guarantor may or might have to its undertakings, liabilities and obligations hereunder, each and every such defense being hereby waived by Guarantor; or

                  (n) any other cause, whether similar or dissimilar to any of the foregoing, that might constitute a legal or equitable discharge of Guarantor (whether or not Guarantor shall have knowledge or notice thereof) other than payment in full of the Monetary Obligations.

                  Without in any way limiting the generality of the foregoing, Guarantor specifically agrees that if any Tenant's obligations under the applicable Lease are modified or amended with the express written consent of Landlord, this Guaranty shall extend to such obligations as so amended or modified.

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            5. Guarantor hereby waives notice of (a) Landlord's acceptance of this Guaranty or its intention to act or its actions in reliance hereon; (b) the present existence or future incurring of any Guaranteed Obligations or any terms or amounts thereof or any change therein; (c) any default by any Tenant or any surety or guarantor; (d) the obtaining of any guaranty or surety agreement (in addition to this Guaranty); (e) the obtaining of any pledge, assignment or other security for any Guaranteed Obligations; (f) the release of any Tenant or any surety or guarantor; (g) the release of any collateral; (h) any other demands or notices whatsoever with respect to the Guaranteed Obligations or this Guaranty;
(i) presentment, demand, protest, nonpayment, intent to accelerate, and protest in relation to any instrument or agreement evidencing any Guaranteed Obligation. Guarantor hereby further waives (j) promptness and diligence; (k) all other notices, demands and protests, and all other formalities of every kind, in connection with the enforcement of any Lease or of the obligations of Guarantor hereunder, the omission of or delay in which, but for the provisions of this paragraph, might constitute grounds for relieving Guarantor of its obligations hereunder; and (l) any requirement that Landlord protect, secure, perfect or insure any lien or security interest or other encumbrance or any property subject thereto or pursue or exhaust any right or take any action against or with respect to any Tenant or any other person or entity or any collateral (including any rights relating to marshalling of assets).

            6. Guarantor expressly waives any and all rights to defenses arising by reason of (a) if applicable, any "one-action" or "anti-deficiency" law or any other law that may prevent Landlord from bringing any action, including a claim for deficiency against Guarantor, before or after Landlord's commencement or completion of any action against any Tenant; (b) ANY ELECTION OF REMEDIES BY LANDLORD (INCLUDING WITHOUT LIMITATION ANY TERMINATION OF ANY LEASE) THAT DESTROYS OR OTHERWISE ADVERSELY AFFECTS GUARANTOR'S SUBROGATION RIGHTS OR GUARANTOR'S RIGHTS TO PROCEED AGAINST ANY TENANT FOR REIMBURSEMENT; (c) any disability or other defense of any Tenant or of any other guarantor, or by reason of the cessation of any Tenant's liability from any cause whatsoever, other than full and final payment in legal tender of the Guaranteed Obligations;
(d) any right to claim discharge of the Guaranteed Obligations on the basis of unjustified impairment of any collateral for the Guaranteed Obligations; (e) any change in the corporate relationship between Guarantor and any Tenant or any termination of such relationship;(f) any irregularity, defect or unauthorized action by Landlord, any Tenant or any other guarantor or surety or any of their respective officers, directors or other agents in executing and delivering any instrument or agreements relating to the Guaranteed Obligations or in carrying out or attempting to carry out the terms of any such agreements; (g) any receivership, insolvency, bankruptcy, reorganization or similar proceeding by or against any Tenant, Landlord, Guarantor or any other surety or guarantor; (h) any setoff, counterclaim, recoupment, deduction, defense or other right that Guarantor may have against Landlord, any Tenant or any other Person for any reason whatsoever whether related to the Guaranteed Obligations or otherwise;
(i) any assignment, endorsement or transfer, in whole or in part, of the Guaranteed Obligations, whether made with or without notice to or consent of Guarantor; (j) if the recovery from any Tenant or any other guarantor becomes barred by any statute of limitations or is otherwise prevented; or (k) any neglect, delay, omission, failure or

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refusal of Landlord to take or prosecute any action for the collection of any of the Guaranteed Obligations or to foreclose or take or prosecute any action in connection with any lien or right of security (including perfection thereof) existing or to exist in connection with, or as security for, any of the Guaranteed Obligations, it being the intention hereof that Guarantor shall remain liable as a principal on the Guaranteed Obligations notwithstanding any act, omission or event that might, but for the provisions hereof, otherwise operate as a legal or equitable discharge of Guarantor.

            7. Guarantor agrees that, in the event of the rejection or disaffirmance of a Lease by any Tenant or any Tenant's trustee in bankruptcy pursuant to bankruptcy law or any other law affecting creditors rights, Guarantor will, if Landlord so requests, assume all obligations and liabilities of such Tenant under the applicable Lease, to the same extent as if Guarantor was a party to such document and there had been no such rejection or disaffirmance; and Guarantor will confirm such assumption in writing at the request of Landlord upon or after such rejection or disaffirmance. Guarantor, upon such assumption, shall have all rights of the applicable Tenant under the applicable Lease to the fullest extent permitted by law.

            8. The following events following the expiration of the applicable cure periods, in this paragraph are sometimes referred to in this Guaranty as an "Event of Default":

                  (a) If default shall be made in the payment of any sum required to be paid by Guarantor under this Guaranty;

                  (b) If default shall be made in the observance or performance of any of the other covenants in this Guaranty which Guarantor is required to observe and perform;

                  (c) If any representation or warranty made by Guarantor herein or in any certificate, demand or request proves to be incorrect in any material respect when made;

                  (d) If Guarantor (i) admits in writing its inability to pay its debts generally as they become due; (ii) files a petition in bankruptcy or a petition to take advantage of any bankruptcy, reorganization or insolvency act;
(iii) makes an assignment for the benefit of its creditors; (iv) consents to the appointment of a receiver for itself or for the whole or any substantial part of its property; or (v) files a petition or answer seeking reorganization or arrangement under federal bankruptcy laws or any other applicable law or statute of the united States of America or any state thereof;

                  (e) If any petition is filed by or against Guarantor either under federal bankruptcy laws, or any other proceeding is instituted by or against Guarantor seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, reorganization, arrangement, adjustment or composition of its or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for Guarantor, and such proceeding is not dismissed within ninety (90) days after institution thereof, or Guarantor or any Affiliate of

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Guarantor shall take any action to authorize or effect any of the actions set forth in this paragraph 8(e);

                  (f) If, without Landlords' prior written consent, a Change of Control in violation of Section 3(h) of this Guaranty shall occur, or Guarantor shall fail to comply with paragraph 16 of this Guaranty;

                  (g) If there is a consolidation, merger or transfer of all or substantially all of the assets of Guarantor in violation of Section 3(i) of this Guaranty;

                  (h) If there is a default or an event of default under any one or more Guarantor Credit Agreement, to the extent such default or event of default results in an acceleration under such Guarantor Credit Agreements aggregating $25,000,000 or more of indebtedness; "Guarantor Credit Agreement" shall mean any credit agreement, guaranty or similar agreement to which Guarantor is a party and under which Guarantor has recourse obligations or for which Guarantor provides credit enhancement or support.

                  (i) If any receiver, trustee, custodian or other similar official shall be appointed for Guarantor and any such appointment is not dismissed within ninety (90) days after the date of such appointment and prior to the entry of a final, unappealable order approving such appointment;

                  (j) If Guarantor is liquidated or dissolved, or shall begin proceedings toward such liquidation or dissolution; or

                  (k) If Tenants shall fail to maintain as of the end of each fiscal quarter a Portfolio Coverage Ratio (as defined below) of not less than
1.10 to 1.00 in breach of Section 8.2.8 of the Leases, subject to Tenant's rights to cure such "Event of Default" as provided in Section 8.2.8 of the Leases.

Upon the occurrence of any such Event of Default, in addition to whatever rights at law or equity it might have to enforce this Guaranty, Landlord shall, at its sole option, have the right to declare an Event of Default under, and as defined in, the Leases, pursuant to the terms thereof.

            9. Guarantor agrees that any claim or claims or liens or security interests it may now have or may in the future have against any Tenant are or shall be subordinate to such Tenant's obligations to Landlord under the applicable Lease until such Tenant's obligations under such Lease have been fully performed and any payments thereunder are not subject to recovery by a trustee in bankruptcy. Guarantor waives all rights of subrogation against any Tenant for any amounts expended by Guarantor under this Guaranty until such Tenant's obligations under the applicable Lease have been fully performed and any payments thereunder are not subject to recovery by a trustee in bankruptcy.

            10. If Landlord incurs any expenses in the enforcement of this Guaranty, including reasonable attorneys' fees and disbursements, whether or not legal action be instituted,

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Guarantor shall pay the same immediately upon demand by Landlord which shall be accompanied by evidence of such expenses.

            11. Landlord shall not by any act of omission or commission be deemed to waive any of its rights or remedies hereunder unless such waiver be in writing and signed by Landlord, and then only to the extent specifically set forth therein; a waiver of one event shall not be construed as continuing or as a bar to or waiver of such right or remedy on a subsequent event.

            12. Guarantor shall deliver to Landlord and to any lender or purchaser designated by Landlord the following information

                  (a) As soon as available, and in any event within forty-five
(45) days after the end of each fiscal quarter (based on the fiscal year of Gurantor):

                        (1) In hard copy and electronic format, and presented on a consolidated basis, quarterly and year-to-date unaudited financial statements prepared for such fiscal quarter with respect to Guarantor, including a balance sheet and operating statement as of the end of such fiscal quarter, together with related statements of income, members' or partners' capital and cash flows for such fiscal quarter and for the portion of such fiscal year ending with such fiscal quarter. Together with Guarantor's quarterly financial statements, Guarantor shall furnish to Landlord (i) an Officer's Certificate certifying that the same are true and correct and were prepared in accordance with GAAP, applied on a consistent basis, subject to changes resulting from audit and normal year-end audit adjustments; (ii) an Officer's Certificate certifying as of the date thereof whether, to the best of Guarantor's knowledge, there exists an event or circumstance that constitutes an Event of Default or that, with the giving of notice or the passage of time, or both, would constitute an Event of Default and if such Event of Default or latent Event of Default exists, the nature thereof, the period of time it has existed and the action then being taken to remedy the same; and (iii) an Officer's Certificate certifying as of the date thereof a clear, reasonably detailed explanation of the calculations of the Portfolio Coverage Ratio. "Portfolio Coverage Ratio" shall mean the ratio of
(A) the Cash Flow under all of the Leases for all of the Facilities for the applicable period; to (B) Fixed Rent under all of the Leases, and all other debt service and lease payments relating to such Facilities for the applicable period calculated on a trailing twelve (12) month basis.

                        (2) As of such quarter-end, all loss runs and material actuarial reports, studies, reviews and analysis, if any, prepared by or on behalf of Guarantor and each of its subsidiaries or their insurance actuaries, quarterly and otherwise, concerning Guarantor's and each of its subsidiaries' reserves for expenses relating to malpractice or professional liability and malpractice or professional liability insurance.

                  (b) As soon as available, and in any event within one hundred twenty (120) days after the end of each fiscal year of Guarantor, in hard copy and electronic format, and presented on a consolidated basis, financial statements prepared for such year with respect to Guarantor, including a balance sheet and operating statement as of the end of such year, together

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with related statements of income and members' or partners' capital for such fiscal year, audited by a "Big Four" accounting firm or a nationally recognized, independent certified public accounting firm reasonably satisfactory to Landlord, whose opinion shall be to the effect that such financial statements have been prepared in accordance with GAAP, applied on a consolidated basis, and shall not be qualified as to the scope of the audit or as to the status of Guarantor as a going concern. Together with Guarantor's annual financial statements, Guarantor shall furnish to Landlord an Officer's Certificate certifying as of the date thereof whether, to the best of Guarantor's knowledge, there exists an event or circumstance that constitutes an Event of Default or that, with the giving of notice or the passage of time, or both, would constitute an Event of Default by Guarantor under this Guaranty, and if such Event of Default or latent Event of Default exists, the nature thereof, the period of time it has existed and the action then being taken to remedy the same.

            13. Guarantor shall transmit to Landlord, within five (5) Business Days after receipt thereof (or immediately with respect to any correspondence related to an "immediate jeopardy" event), any material communication affecting one or more Properties, Tenants, Guarantor, Property Manager, any Affiliate of any Tenant or Guarantor, this Guaranty, the Leases, and Guarantor shall promptly respond to inquiries with respect to such information. Guarantor shall notify Landlord in writing promptly after Guarantor obtains knowledge of any potential, threatened or existing litigation or proceeding, which could have a Material Adverse Effect on any Tenant, Guarantor, any Affiliate of any Tenant or Guarantor, Property Manager, or any Property, against, or investigation of, any Tenant, Guarantor, any Affiliate of any Tenant or Guarantor, Property Manager or any Property that may affect the right to operate one or more of the Properties, or Landlord's title to any Property.

            14. From and after the date on which Guarantor becomes a publicly traded company, Guarantor shall deliver, as soon as reasonably available, to Landlord copies of any Forms 10K, 10Q and 8K, and any other annual, quarterly, monthly or other reports, copies of all registration statements and any other public information that Guarantor or Affiliate of Guarantor files with the SEC or any other Governmental Authority promptly upon the furnishing thereof to the shareholders of Guarantor or Affiliate of Guarantor, copies of all statements, reports, notices and proxy statements so furnished.

            15. On a quarterly basis, Guarantor shall permit, and upon request by Landlord, shall make appropriate arrangements for, Landlord and/or Landlord's Representatives to discuss the affairs, operations, finances and accounts of each Tenant, Guarantor and Property Manager with, and be advised as to the same by, corporate officers of Guarantor as Landlord may reasonably request, all as Landlord may deem appropriate for the purpose of verifying any report(s) delivered by Guarantor to Landlord under this Guaranty or delivered by any Tenant to Landlord under the applicable Lease or for otherwise ascertaining compliance with this Guaranty by Guarantor or with the applicable Lease by applicable Tenant or the business, operational or financial condition of such Tenant, Guarantor and/or their respective Affiliates and/or any of the Properties. Without limitation of the foregoing, from time to time promptly following receipt of written notice from Landlord to Guarantor (and in any event within five (5) Business Days of

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such receipt), Guarantor shall permit, and shall make appropriate arrangements for, Landlord and/or Landlord's Representatives to discuss the business, operational and financial condition of specific Property(ies) designated by Landlord with, and be advised as to the same by, appropriate personnel of Guarantor, each Tenant and Property Manager having operational and accounting responsibilities for the Property(ies) so specified by Landlord and to review, and make abstracts from and copies of, the books, accounts and records of Guarantor, any Tenant and/or their respective Affiliates relative to any such Property(ies), and, unless an Event of Default has occurred and is continuing, conducted at Landlord's sole cost and expense (but only as to cost and expense of Landlord), in each case provided, and on the condition, that any such discussions or reviews, abstracting or copying shall not materially interfere with Guarantor's business operations relative to any affected Property(ies). Unless otherwise agreed in writing by Landlord and Guarantor, all of the discussions, reviews, abstracting and copying referenced in this paragraph 15 shall occur during normal business hours.

            16. Guarantor shall maintain for each fiscal quarter a Net Worth of not less than $250,000,000; provided that, the failure to maintain such Net Worth shall not constitute an Event of Default if (1) Guarantor's Net Worth at all times remains at least $100,000,000 and (2) Guarantor has made any required Net Worth Deposits in accordance with the terms hereof. If the Guarantor's Net Worth falls below $250,000,000, then Guarantor shall deposit with Landlord, within five (5) Business Days following the determination thereof, an amount equal to (i) the product of (x) the monthly amount of Fixed Rent then due under the Leases and (y) the applicable number of months set forth in the chart below (the "Net Worth Deposit"), minus (ii) amounts then held in the Guaranty Escrow
Account:

Net Worth Level ($):         Number of Months:
249,999,999 - 225,000,000    1.0
224,999,999 - 200,000,000    2.0
199,999,999 - 175,000,000    3.0
174,999,999 - 150,000,000    4.0
149,999,999 - 125,000,000    5.0
124,999,999 - 100,000,000    6.0

The Net Worth Deposit shall be deposited by Landlord in an interest-bearing account (which account may include amounts held by Landlord pursuant to any Lease or Leases) of Landlord (the "Guaranty Escrow Account"). The interest on the Net Worth Deposit shall be retained in the Guaranty Escrow Account as security for the Guaranteed Obligations and distributed annually to the Guarantor provided that no Event of Default under the Master Lease or this Guaranty has occurred and is continuing. The Net Worth Deposit shall secure payment and perfomance of the Guaranteed Obligations and, upon the occurrence of any Event of Default, Landlord may apply any funds held in the Guaranty Escrow Account to the Guaranteed Obligations in such order and manner as it may determine it its sole discretion. Notwithstanding anything to the contrary herein, it shall be an Event of Default if the Guarantor shall fail to maintain for each fiscal quarter a Net Worth of at least $100,000,000. Provided that no Event of Default has occurred and is continuing hereunder or under any of the Leases, if the Net Worth

Deposit, exclusive of interest, held by Landlord exceeds the required Net Worth Deposit (as evidenced by the Officer's Certificate delivered in accordance with the following paragraph), then within five (5) Business Days following such determination Landlord shall return such excess portion to Guarantor. Upon the full and final performance and satisfaction of all of the Guaranteed Obligations, the Net Worth Deposit, if any, shall be returned to Guarantor.

"Net Worth" shall mean an amount equal, as determined in accordance with GAAP, to (y) the total consolidated book value of the assets of Guarantor minus (z) the total consolidated liabilities of Guarantor. As soon as available, and in any event within ninety (90) days after the end of each fiscal quarter (based on the fiscal year of Guarantor), Guarantor shall deliver to Landlord, in hard copy and electronic format, an Officer's Certificate certifying (i) that the Net Worth covenant contained in this paragraph 16 has been satisfied; (ii) the calculations on which such determination was made; and (ii) supporting documentation demonstrating the accuracy of the calculations on which such determination was made.

            17. Guarantor and its Affiliates (excluding, however, Fortress Investments Group, LLC and Capital Z Financial Services Fund, LLC, and Affiliates of either of them (other than Guarantor and its direct or indirect subsidiaries)) shall be subject to the restrictive covenants and conditions contained in Exhibit D attached to the Lease, subject to the limitations contained in Exhibit D attached to the Lease. Upon the occurrence of any Change of Control, whether or not consented to by Landlord, Guarantor shall, if reasonably required by Landlord, cause the person or entity as determined by Landlord to execute a Guaranty of Lease for the benefit of Landlord in the form of this Guaranty.

            18. Reserved.

            19. All notices, demands, requests, consents, approvals and other communications hereunder shall be in writing and delivered by mail (registered or certified mail, return receipt requested), in which case such notice shall be deemed received three (3) Business Days after its deposit, by confirmed facsimile, in which case such notice shall be deemed received the same day, or by reputable nationally recognized overnight courier service, in which case such notice shall be deemed received the next Business Day, addressed to the respective parties, as follows:

                        To Guarantor:

                        Brookdale Living Communities, Inc.
                        330 North Wabash, Suite 1400
                        Chicago, IL 60611
                        Attention: Chief Financial Officer
                        Facsimile: (312) 977-3699

                        With a copy to:

                        Brookdale Living Communities, Inc.
                        330 North Wabash, Suite 1400
                        Chicago, IL 60611
                        Attention: General Counsel
                        Facsimile: (866) 309-2654

                        To Landlord:

                        Ventas Realty Limited Partnership
                        c/o Ventas, Inc.
                        333 West Wacker Drive
                        Suite 2700
                        Chicago, Illinois 60606
                        Attention: Asset Manager
                        Facsimile: (312) 596-3850

                        With a copy to:

                        Ventas, Inc.
                        10350 Ormsby Park Place
                        Suite 300
                        Louisville, Kentucky 40223
                        Attention: General Counsel
                        Facsimile: (502) 357-9001

or to such other address as the parties hereto may hereunder designate in writing.

            20. The obligations of Guarantor under this Guaranty shall automatically terminate after Landlord has received, and not been required to disgorge any part of, payment of all Monetary Obligations and all other sums due and owing under this Guaranty. If payment is made by any Tenant, whether voluntarily or otherwise, or Guarantor, or by any third party, on the Guaranteed Obligations and thereafter Landlord is forced to remit, rescind or restore the amount of that payment under any federal or state bankruptcy law or law for the relief of debtors or for any other reason, (a) this Guaranty shall be automatically reinstated to the extent of such amounts; (b) the amount of such payment shall be considered to have been unpaid at all times for the purposes of enforcement of this Guaranty; and (c) the obligations of each Tenant guaranteed herein shall be automatically reinstated to the extent of such payment.

            21. If Landlord proposes to grant a mortgage on or refinance any mortgage of any Property, Guarantor shall cooperate in the process, and shall permit Landlord and the proposed mortgagee, at Landlord's expense, to meet with officers of Guarantor at Guarantor's offices and to discuss the Guarantor's business and finances. On request of Landlord, Guarantor agrees to provide any such prospective mortgagee the information to which Landlord is entitled hereunder, provided that if any such information is not publicly available, such nonpublic information shall be made available only on a confidential basis. Guarantor agrees to execute, acknowledge and deliver documents reasonably requested by the prospective mortgagee (such as a consent to the financing (without encumbering Guarantor's or any Tenant's assets), a consent to assignment of lease and of this Guaranty, estoppel certificate, and a subordination, non-disturbance and attornment agreement), customary for tenants and their guarantors to sign in connection with mortgage loans to landlords, so long as such documents are in form then customary among institutional lenders (provided the same do not materially and adversely change any Tenant's rights or obligations under the applicable Lease or materially and adversely change Guarantor's rights and obligations under this Guaranty).

            22. This Guaranty shall be governed by and construed in accordance with the laws of the State of Illinois, other than its doctrine regarding conflicts of laws. Guarantor irrevocably submits to the personal jurisdiction of any federal or state court sitting in the State of Illinois with respect to any matter arising under this Guaranty. Guarantor consents to jurisdiction of the courts of the State of Illinois and of the Federal courts sitting in the State of Illinois, and consents to venue in the State of Illinois, and Guarantor waives any right to stay, remove, or otherwise directly or indirectly interfere with such action based on such jurisdiction.

            23. This Guaranty may not be modified or amended except by a written agreement duly executed by Guarantor and Landlord and Landlord's mortgagee of the Property from time to time, if any. This Guaranty shall be binding upon the Guarantors and shall inure to the benefit of Landlord and its successors and assigns as permitted hereunder, including, without limitation, any mortgagee of Landlord's interest in any Property. In the event any one or more of the provisions contained in this Guaranty shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Guaranty, but this Guaranty shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. As used herein the term "Tenant" and the term "Tenants" includes its successors and assigns with respect to the Lease.

            24. To the extent Landlord may assign its interest in the Leases pursuant to the terms thereof, the rights of Landlord under this Guaranty may be assigned in whole or in part by Landlord, its successors and assigns, whether directly or by way of a grant of a security interest herein, without the consent of Guarantor.

            25. Within ten (10) days after request by Landlord, Guarantor shall deliver a certificate confirming that this Guaranty is in full force and effect and unamended (or, if amended, specifying such amendment), and whether, to the actual knowledge of Guarantor, any default exists under the Lease or under this Guaranty.

            26. Guarantor hereby acknowledges and agrees that Landlord or its Affiliates may, from time to time, without consent of, or notice to, Guarantor, upon executing additional leases with Affiliates of Guarantor for the properties identified on Exhibit C attached hereto and made a part hereof (or modifying then-existing leases with Affiliates of Guarantor to include the properties identified on Exhibit C attached hereto and made a part hereof) add, remove or amend the additional properties, landlords, tenants and/or lease documents contained on Schedule B attached hereto, and this Guaranty shall automatically and with no further action be amended to include the properties, landlords, tenants or lease documents as so added, removed or amended. Guarantor agrees, upon receipt of request from Landlord, to execute such further amendments, confirmations or other documents reasonably required by Landlord to evidence the provisions of this paragraph 26.

            27. Upon Landlord's request, for a period of two (2) years after the execution of any Lease, Guarantor shall make the financial statements of the related Tenant with respect to the related Property, and the financial statements of Guarantor, including in either event a balance sheet, operating statement, statement of cash flows and any interim adjustment ledger maintained by Tenant or Guarantor, as applicable, if any, together with related statements of income and members', partners' or owner's capital, and any underlying financial data associated with the related Property, Tenant or Guarantor, available to Landlord for inspection, copying and audit by Landlord's designated accountants, and at Landlord's expense. Guarantor shall provide Landlord, but without third-party expense to Guarantor, with copies of, or access to, such factual information as may be reasonably requested by Landlord, and in the possession or control of Guarantor, such Tenant or Property Manager, to enable Ventas, Inc. to file a Form 8-K securities filing, if, as and when such filing may be required by the Securities and Exchange Commission. Without limitation of the foregoing, Landlord or its designated independent or other accountants may audit such information, and Guarantor shall supply such documentation in its possession or control as Landlord or its accountants may reasonably request in order to complete such audit, and Guarantor shall execute an audit letter in a form reasonably requested by Landlord's auditor.

            28. Mark J. Schulte, John P. Rijos and R. Stanley Young are, and shall at all times while this Guaranty is in effect remain, the Chairman and Chief Executive Officer, the President and Chief Operating Officer and the Executive Vice President - Chief Financial Officer and Treasure, respectively, of Guarantor, unless Guarantor provides prompt written notice to Landlord of the replacement of any such person and, upon request of Landlord, arranges a meeting with such officers of Guarantor as Landlord shall request. No failure of Guarantor under this paragraph 28 shall constitute a default or Event of Default under this Guaranty.

                            [SIGNATURE PAGE FOLLOWS]

      IN WITNESS WHEREOF, Guarantor has caused this Guaranty to be executed and its corporate seals to be hereunto affixed and attested by its officers thereunto duly authorized.

                                    BROOKDALE LIVING COMMUNITIES, INC., a
                                    Delaware corporation

                                    By: /s/ R. Stanley Young
                                        ----------------------------------------
                                        Name: R. Stanley Young
                                        Title: Executive Vice-President, Chief
                                        Financial Officer and Treasurer

                                     A-1-1

                                    EXHIBIT A

                           LEGAL DESCRIPTION (ADRIAN)

The land and improvements situated in the Township of Adrian, County of Lenawee, State of Michigan, described as follows:

All that part of the West 1/2 of the Southeast 1/4 of Section 32, Town 6 South, Range 3 East, as disclosed in Liber 1518, Pages 909-912 inclusive, described as beginning at a point on the West line of the Southeast 1/4 of Section 32, aforesaid, 802.19 feet North 00 degrees 15 minutes 42 seconds East from the South 1/4 corner of said Section 32; thence North 00 degrees 15 minutes 42 seconds East 1136.61 feet continuing along the West line of the Southeast 1/4 of
Section 32; thence South 89 degrees 40 minutes 01 seconds East 193.90 feet (recorded as South 89 degrees 47 minutes 22 seconds East 194.00 feet); thence South 88 degrees 21 minutes 03 seconds East 727.72 feet; thence South 00 degrees 10 minutes 48 seconds West 483.13 feet; thence North 89 degrees 49 minutes 12 seconds West 60.00 feet; thence South 00 degrees 10 minutes 48 seconds West
636.04 feet; thence North 89 degrees 42 minutes 16 seconds West 863.00 feet to the point of beginning.

Subject to and the right to use for ingress and egress purposes and not the exclusive use thereof an easement recorded in Liber 1518, Page 909 described as a 60-foot wide parcel being part of the West 1/2, Southeast 1/4, Section 32, Town 6 South, Range 3 East, further described as beginning 802.19 feet North 00 degrees 15 minutes 42 seconds East along the West line of the Southeast 1/4 of said Section 32 and 863.00 feet South 89 degrees 42 minutes 16 seconds East and
636.04 feet North 00 degrees 10 minutes 48 seconds East from the South 1/4 corner of said Section 32; thence North 00 degrees 10 minutes 48 seconds East
484.67 feet; thence South 88 degrees 21 minutes 03 seconds East 60.02 feet; thence South 00 degrees 10 minutes 48 seconds West 483.13 feet; thence North 89 degrees 49 minutes 12 seconds West 60.00 feet to the point of beginning.

Together with and the right to use for purposes of storm drainage an easement recorded in Liber 1518, Page 909 described as a 15-foot wide parcel being part of the West 1/2, Southeast 1/4, Section 32, Town 6 South, Range 3 East, further described by its center line as beginning 802.19 feet North 00 degrees 15 minutes 42 seconds East and 620.32 feet South 89 degrees 42 minutes 16 seconds East from the South 1/4 corner of said Section 32; thence South 03 degrees 15 minutes 54 seconds East 194.91 feet to the point of ending.

                                   5631 US-223
                             Adrian, Michigan 49221

                                      A-1-2

                         LEGAL DESCRIPTION (ALBUQUERQUE)

Being that certain parcel of land situated within Section 24, Township 10 North, Range 3 East, New Mexico Principal Meridian, Albuquerque, Bernalillo County, New Mexico, being identified as Tract 5-A-1-A, Tijeras Place Improvement Company, Inc., as said Tract 5-A-1-A is shown and designated on "PLAT OF TRACT 5-A-1-A, TIJERAS PLACE IMPROVEMENT COMPANY, INC., ALBUQUERQUE, BERNALILLO COUNTY, NEW MEXICO", filed in the office of the County Clerk, Bernalillo County, New Mexico, on August 12, 1997, in Volume 97C, folio 245, and being more particularly described as follows:

BEGINNING at the northwest corner of the parcel of land herein described being a point on the easterly right-of-way line of Valencia Drive SE, whence the ACS Control Station "5-K18A" bears N.12 degrees 49'09"W., 709.95 feet distance;

thence, S.89 degrees 52'13"E., 520.74 feet distance to the northeast corner of the parcel of land herein described;

thence, S.00 degrees 11'13"W., 438.03 feet distance to the southeast corner of the parcel of land herein described;

thence, N.89 degrees 50'16"W., 520.30 feet distance to the southwest corner of the parcel of land herein described being a point on the easterly right-of-way line of Valencia Drive SE;

thence, N.00 degrees 07'47"E., 437.73 feet distance to the northwest corner and point of beginning of the parcel of land herein described.

                                     A-2-1

                           LEGAL DESCRIPTION (DAYTON)

PARCEL I (N64-04408-0001)

Situate in the City of Kettering, COUNTY OF MONTGOMERY, State of Ohio and being Lot Numbered ONE (1) Walden Glen, Section Two as recorded in Plat Book 131, Page 26 of Montgomery County Records.

TOGETHER WITH a permanent, non-exclusive easement for storm sewer as set forth in the Deed from Cardinal Retirement Village of Dayton, Limited Partnership to Ohio Financial Service Corporation, Trustee filed May 15, 1989 and recorded as Deed No. 89-256 D01, as follows:

Situated in the State of Ohio, County of Montgomery, City of Kettering, Section 17, T-2, R-6 MRS and being a strip of land all out of the tracts of land described in deeds to Oberer Development Company of record in Microfiche Nos. 79-060 B10 and 85-0665 A06 in the deed records of Montgomery County, Ohio, said strip being more particularly described as follows: Beginning, for reference, at the southwest corner of "STONEBRIDGE" as recorded in Plat Book 13, Page 89 in the Greene County Recorder's Office, being on the North and South Greene/Montgomery County Line; thence South 89 deg. 12'20" West 165.55 feet to the point of beginning; thence South 89 deg. 12' 20" West 42.00 feet to a point on the easterly right of way of Stroop Road (60.00 feet from centerline); thence North 32 deg. 25' 05" East 95.01 feet along said right of way to a point of curvature; thence northeasterly along said right of way line, being the arc of a curve to the left having a radius of 1660.00 feet, a central angle of 9 deg. 09'23", the chord of which bears North 27 deg. 52'32" East, 265.00 feet to a point; thence leaving said right of way, South 22 deg. 56'22" West 340.83 feet to the point of beginning.

PARCEL II (B03-0001-0007-0-0564-00)

Situate in the Township of Beavercreek, COUNTY OF GREENE and State of Ohio and being Lot Numbered Twelve (12) of Walden Lakes-Section One as recorded in Plat Book 22, Pages 67 to 69 of the plat records of Greene County, Ohio.

TOGETHER WITH a permanent, non-exclusive easement for storm sewer set forth in Deed recorded in Official Records Volume 370, Page 643 as follows:

Situated in the State of Ohio, County of Greene, Township of Beavercreek,
Section 11, T-2, R-6 MRS and being a strip of land all out of the land conveyed to Oberer Development Company in Deed Volume 271, Page 602, Greene County Recorder's Office, said strip being more particularly described as follows:
Being a strip of land 20.00 feet in width, the same being 10.00 feet on each side of the following described centerline: Beginning for reference at a point on the southerly line of "STONEBRIDGE" (P.B. 13, Pg. 89) and being the northeasterly corner of the

                                     A-3-1

18.228 acre tract conveyed to Oberer Development Co. in said deed; thence leaving said southerly line, South 48 deg. 51' 19" West 142.00 feet to the point of beginning; (being on a southeasterly line of Proposed Lot 12 of Walden Lakes-Section One, a proposed subdivision); thence South 01 deg. 30' 00" East,
30.00 feet to the point of ending.

                                     A-3-2

                         LEGAL DESCRIPTION (FORT MYERS)

A parcel of land in Section 15, Township 45 South, Range 24 East, Lee County, Florida, being a portion of that certain parcel of land described in Official Records Book 1452, at page 1234 of the public records of Lee County, Florida, more particularly described as follows:

Commence at the Southeast corner of Section 15, Township 45 South, Range 24 East; thence S. 89 degrees 56 minutes 54 seconds W., along the South line of said Section 15 for 1325.95 feet to the Southeast corner of the Southwest One-Quarter of the Southeast One-Quarter of said Section 15; thence N. 00 degrees 07 minutes 34 seconds W., for 50.00 feet to the Southeast corner of that certain parcel of land described in Official Records Book 1452, at page 1234 of the public records of Lee County, Florida; thence S. 89 degrees 56 minutes 54 seconds W., along the South line of said parcel, being the North right of way line of IDD Canal H-7, for 657.75 feet to the Point of Beginning of the herein described parcel of land; thence continue S. 89 degrees 56 minutes 54 seconds W., along said line for 618.06 feet to the intersection with the East right of way line of that certain IDD Canal as described in Official Records Book 393, at pages 4 and 5 of the public records of Lee County, Florida; thence Northerly along said Easterly right of way line for the following described five (5) courses: (1) N. 00 degrees 01 minutes 34 seconds E. for 570.42 feet to the point of curvature of a circular curve concave to the Southwest; (2) thence Northerly and Northwesterly along the arc of said curve having for its elements a radius of 415.00 feet and a central angle of 30 degrees 30 minutes 00 seconds for
220.92 feet to the point of tangency; (3) thence N. 30 degrees 28 minutes 26 seconds W. for 60.44 feet to the point of curvature of a circular curve concave to the Northeast; (4) thence Northwesterly along the arc of said curve having for its elements a radius of 575.00 feet and a central angle of 27 degrees 00 minutes 00 seconds for 270.96 feet to the point of tangency; (5) thence N. 03 degrees 28 minutes 26 seconds W. for 76.24 feet to an intersection with the South right of way line of College Parkway as described in Official Records Book 381 at page 812 of the public records of Lee County, Florida, being a point on the arc of a circular curve concave to the Northwest, said point bearing S. 02 degrees 12 minutes 38 seconds E., from the radius point of said curve; thence Easterly along said South right of way line for the following described four (4) courses: (1) Easterly along the arc of said curve having for its elements a radius of 2032.20 feet and a central angle of 05 degrees 16 minutes 32 seconds for 187.12 feet to the point of tangency; (2) thence N. 82 degrees 30 minutes 50 seconds E. for 182.96 feet to the point of curvature of a circular curve concave to the Southeast; (3) thence Easterly along the arc of said curve having for its elements a radius of 1932.20 feet and a central angle of 07 degrees 31 minutes 00 seconds for 253.49 feet to the point of tangency; (4) thence S. 89 degrees 58 minutes 10 seconds E. for 165.53 feet; thence S. 00 degrees 07 minutes 34 seconds E. for 1221.50 feet to the Point of Beginning. Said parcel situate, lying and being in Lee County, Florida.

Together with the following described easement for ingress/egress:

A parcel of land in the South half of Section 15, Township 45 South, Range 24 East, Lee County, Florida, more particularly described as follows:

A portion of that certain parcel of land described in Official Records Book 1452, page 1234, of the public records of Lee County, Florida, bounded on the North by the Southerly right of way line of College Parkway and bounded on the South by a line lying 150.00 feet Southerly of and parallel with, as measured at right angles to said Southerly right of way line bounded on the East by a line, lying 716.50 feet Easterly of and parallel with as measured at right angles to the West line of the Southeast Quarter of said Section 15 and bounded on the West by a line lying 616.50 feet Easterly of and parallel with as measured at right angles to said West line of the Southeast Quarter of Section 15.

ALSO

Together with the non-exclusive, perpetual easement for a 25-foot access roadway contained in that certain Reciprocal Easement Agreement recorded in Official Records Book 1935, page 3115, of the public records of Lee County, Florida.

ALSO

Together with that certain 20 foot wide Exclusive and Perpetual Wastewater Force Main Easement Grant recorded in Official Records Book 1882, page 2440, of the public records of Lee County, Florida.

                                   SCHEDULE B

        PROPERTY                   LANDLORD                    TENANT                  LEASE DOCUMENT
------------------------    ----------------------      --------------------     -------------------------
Grand Court Adrian,         Ventas Realty, Limited      BLC Adrian-GC, LLC       Master Lease Agreement
Adrian, Michigan            Partnership                                          by Ventas Realty, Limited
                                                                                 Partnership and BLC
                                                                                 Adrian-GC, LLC; BLC
                                                                                 Albuquerque-GC, LLC;
                                                                                 BLC Dayton-GC, LLC;
                                                                                 and BLC Fort Myers-GC,
                                                                                 LLC

Grand Court Albuquerque,    Ventas Realty, Limited      BLC Albuquerque-GC,      Master Lease Agreement
Albuquerque, New Mexico     Partnership                 LLC                      by Ventas Realty, Limited
                                                                                 Partnership and BLC
                                                                                 Adrian-GC, LLC; BLC
                                                                                 Albuquerque-GC, LLC;
                                                                                 BLC Dayton-GC, LLC;
                                                                                 and BLC Fort Myers-GC,
                                                                                 LLC

Grand Court Dayton,         Ventas Realty, Limited      BLC Dayton-GC, LLC       Master Lease Agreement
Dayton, Ohio                Partnership                                          by Ventas Realty, Limited
                                                                                 Partnership and BLC
                                                                                 Adrian-GC, LLC; BLC
                                                                                 Albuquerque-GC, LLC;
                                                                                 BLC Dayton-GC, LLC;
                                                                                 and BLC Fort Myers-GC,
                                                                                 LLC

Grand Court Fort Myers,     Ventas Realty, Limited      BLC Fort Myers-GC,       Master Lease Agreement
Fort Myers, Florida         Partnership                 LLC                      by Ventas Realty, Limited
                                                                                 Partnership and BLC
                                                                                 Adrian-GC, LLC; BLC
                                                                                 Albuquerque-GC, LLC;
                                                                                 BLC Dayton-GC, LLC;
                                                                                 and BLC Fort Myers-GC,
                                                                                 LLC

                                    EXHIBIT C

1.    Grand Court Belleville, Belleville, Illinois

2.    Grand Court Bristol, Bristol, Virginia

3.    Grand Court Farmington Hills, Farmington Hills, Michigan

4.    Grand Court Kansas City I, Kansas City, Missouri

5.    Grand Court Las Vegas, Las Vegas, Nevada

6.    Grand Court Lubbock, Lubbock, Texas

7.    Grand Court Overland Park, Overland Park, Kansas

8.    Grand Court Findlay, Findlay, Ohio

9.    Grand Court Springfield, Springfield, Ohio

10.   Grand Court Tavares, Tavares, Florida